For More Information, Press Only:

Stuart Hanson

(253) 677-5337

shanson@radiantdelivers.com

RADIANT LOGISTICS ANNOUNCES STOCK BUY BACK PROGRAM

BELLEVUE, WA, November 21, 2012 – Radiant Logistics, Inc. (NYSE MKT: RLGT), a domestic and international freight forwarding and logistics services company, today announced that its board of directors has authorized the repurchase of up to three million shares of the Company's common stock through the end of 2013. As of September 30, 2012, the Company had 33,041,430 shares outstanding.

The share repurchase will be funded using the Company’s existing cash balance, future free cash flow and its revolving credit facility, which had $13.0 million of additional availability as of October 31, 2012.

The share repurchases may occur from time-to-time through open market purchases at prevailing market prices or through privately negotiated transactions. The program allows the Company to repurchase its shares at its discretion. Market conditions, current borrowing restrictions, which allow repurchase up to $1.0 million dollars of stock but may be increased from time to time with the consent of the lenders, price, corporate and regulatory requirements, alternative investment opportunities, and other economic conditions will influence whether and when shares are repurchased. The program does not obligate the Company to repurchase any specific number of shares and, subject to compliance with applicable securities laws and other legal requirements, may be suspended or terminated at any time without prior notice.

Bohn Crain, Chairman and CEO, said, "We believe the current share price does not accurately reflect Radiant's long-term growth prospects and is undervalued. When we consider how best to deploy our resources, we will consider repurchasing our shares along with our acquisition opportunities and make decisions that we believe will best promote long term stockholder value.”

This announcement contains forward-looking statement, including statements regarding the Company's newly-adopted stock repurchase program within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to trends in the domestic and global economy, our ability to attract new and retain existing agency relationships, acquisitions and integration of acquired entities, availability of capital to support our acquisition strategy, our ability to maintain and improve back office infrastructure and transportation and accounting information systems in a manner sufficient to service our revenues and network of operating locations, outcomes of legal proceedings, competition, management of growth, potential fluctuations in operating results, and government regulation. More information about factors that potentially could affect Radiant Logistics, Inc. financial results is included Radiant Logistics, Inc.’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

# # #